Exhibit 10.20

Callaway Golf Company	Recipient: George Fellows
Employee/Consultant	Effective Grant Date: January 29, 2009
Stock Unit Grant	Number of Stock Units/Equivalent Shares: 135,881
Plan: 2004 Incentive Plan

CALLAWAY GOLF COMPANY, a Delaware corporation (the “Company”), has elected to grant to you, the Recipient named above, a Stock Unit award subject to the restrictions and on the terms and conditions set forth below, in consideration for your services to the Company. Terms not otherwise defined in this Stock Unit Grant Agreement (“Agreement”) will have the meanings ascribed to them in the Plan identified above (the “Plan”).

1.	Governing Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan (the “Plan Prospectus”). This Stock Unit award is subject in all respects to the applicable provisions of the Plan, which are incorporated herein by this reference. In the case of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan will control.

2.	Grant of Stock Unit. Effective as of the Effective Grant Date identified above, the Company has granted and issued to the Recipient the Number of Stock Units with respect to the Company’s Common Stock identified above (the “SUs”), representing an unfunded, unsecured promise of the Company to deliver shares of Common Stock in the future, subject to the claims of the Company’s creditors and the terms, conditions and restrictions set forth in this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between Recipient and the Company or any other person.

3.	Restrictions on the SU. The SU is subject to the following restrictions:

(a)	No Transfer. The SU and the shares of Common Stock it represents may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered until shares are actually issued, and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or waived by the Company in writing.

(b)	Cancellation of Unvested Shares. In the event Recipient ceases to provide “Continuous Service” (as defined below) for any reason before the SU vests pursuant to paragraph 4 and the restrictions set forth in paragraph 3 expire, this award shall be cancelled with respect to any then unvested shares (and any related unvested dividend equivalents) and no additional shares of Common Stock shall vest; provided, however, that the Board of Directors or a designated Board committee (the “Board”) may, in its discretion, determine not to cancel and void all or part of such unvested award, in which case the Board may impose whatever conditions it considers appropriate with respect to such portion of the unvested award.

For purposes of this Agreement, “Continuous Service” means that the Recipient’s service with the Company or its “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act (each an “Affiliate” and together

“Affiliates”), whether as an employee, director or consultant, is not interrupted or terminated. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition of Affiliate. A change in the capacity in which the Recipient renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Recipient renders such service, provided that there is no interruption or termination of the Recipient’s service with the Company or an Affiliate, shall not terminate a Recipient’s Continuous Service. For example, a change in status from an employee of the Company to a consultant of a subsidiary or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in the SU only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Recipient, or as otherwise required by law.

4.	Lapse of Restrictions. The restrictions imposed under paragraph 3 will lapse and expire, and the SU will vest, in accordance with the following:

(a)	Vesting Schedule. Subject to earlier cancellation, and subject to the accelerated vesting provisions, if any, set forth in any agreement between Recipient and the Company or its Affiliate, as the same may be amended, modified, extended or renewed from time to time, the restrictions imposed under paragraph 3 will lapse and be removed with respect to the number of SUs set forth below in accordance with the vesting schedule set forth below (the “Vesting Schedule”); provided, however, that to the extent required by Section 409A of the Code and the regulations and other guidance thereunder, no shares subject to this award shall vest prior to the date that is at least 12 months and 30 days following the Effective Grant Date set forth above:

Number of Shares	Date Restrictions Lapse
135,881	January 29, 2012

Notwithstanding the forgoing, if Recipient provides Continuous Service to the Company or its Affiliates through December 15, 2011, then subject to the conditions set forth in (A) – (D) below, the SU shall continue to vest in accordance with the vesting schedule set forth above despite any subsequent termination of such Continuous Service provided and only for so long as Recipient (A) executes and delivers a fully effective release in the form attached hereto as Exhibit B within sixty (60) days after the date of termination of Continuous Service, (B) chooses not to engage in any business or venture that competes with the business of the Company or any of its affiliates, (C) does not harm, injure or disparage the Company or its directors, officers, employees, agents affiliates, vendors, products, customers or their successors, and (D) continues to comply with Recipient’s post-termination obligations under any applicable employment agreement or other agreement with the Company.

In addition, the Board, however, may, in its discretion, accelerate the Vesting Schedule (in which case, the Board may impose whatever conditions it considers appropriate on the accelerated portion).

In addition, the restrictions imposed under paragraph 3 will automatically lapse and be removed immediately prior to any Change in Control, if the Recipient is providing Continuous Service to the Company or its Affiliate at that time (or if Recipient is not in such Continuous Service at that time but had remained in such Continuous Service through December 15, 2011),, provided, however, that the Board, in its sole discretion, may provide that such restrictions do not automatically lapse immediately prior to any such Change in Control, and instead provide that the SUs shall continue under the same terms and conditions or shall continue under the same terms and conditions with respect to shares of a successor company that may be issued in exchange or settlement of such SUs in connection with a Change in Control. Notwithstanding the foregoing, if the Board elects to provide that such restrictions do not lapse in connection with a Change in Control and Recipient’s Continuous Service is terminated for any reason within one year following such Change in Control, then such restrictions shall lapse and be removed immediately upon such termination of Continuous Service. For purposes hereof, “Change in Control” shall have the meaning set forth in Exhibit A attached hereto.

(b)

Effect of Vesting. The Company will deliver to Recipient a number of shares of Common Stock equal to the number of vested shares of Common Stock subject to the SU on the vesting date or dates provided herein; provided, however, that if within the 30-day period following the Effective Grant Date, Recipient elects to defer delivery of such shares of Common Stock beyond the vesting date, then the Company will deliver such shares to Recipient on the date or dates that Recipient so elects (the “Settlement Date”); provided further, that notwithstanding any such deferral election, if Recipient ceases to provide Continuous Service and has a “separation from service” with the Company for purposes of Section 409A of the Code, then, subject to the provisions of Section 409A of the Code, all vested shares of Common Stock subject to the award shall be delivered to Recipient as soon as administratively practicable after the date of separation from service. If such deferral election is made, the Board will, in its sole discretion, establish the rules and procedures for such deferrals. Notwithstanding the foregoing, in the event that the Company (i) does not elect to withhold shares otherwise issuable to Recipient to satisfy the Company’s tax withholding obligation and (ii) determines that Recipient’s sale of shares of Company stock on the date the shares subject to the award are scheduled to be delivered, whether or not deferred (the “Original Distribution Date”), would violate its policy regarding insider trading of the Company’s stock, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable following the next date that Recipient could sell such shares pursuant to such policy; provided, however, that in no event shall the delivery of the shares be delayed pursuant to this provision beyond the later of: (1) December 31st of the same calendar year of the Original Distribution Date, or (2) the 15th day of the third calendar month following the Original Distribution Date.

(c)	Payment of Taxes. If applicable, upon vesting and/or issuance of Common Stock in accordance with the foregoing, Recipient must pay in the form of a check or cash or other cash equivalents to the Company such amount as the Company determines it is required to withhold under applicable laws as a result of such vesting and/or issuance. In this regard, Recipient authorizes the Company and/or its Affiliate to withhold all applicable tax-related items legally payable by Recipient from his or her wages or other cash compensation paid to Recipient by the Company and/or Affiliate or from proceeds of the sale of shares of Common Stock. Alternatively, or in addition, if permissible under applicable law, the Company may (1) cause the Recipient to sell shares of Common Stock that Recipient acquires to meet the withholding obligation for tax-related items, and/or (2) withhold from the shares of Common Stock otherwise issuable to Recipient that number of shares having an aggregate Fair Market Value (as defined in the Plan), determined as of the date the withholding tax obligation arises, equal to the amount of the total withholding tax obligation; provided, however, that, the number of shares so withheld shall not have an aggregate Fair Market Value in excess of the minimum required withholding. Recipient acknowledges that the ultimate liability for all tax-related items legally due by Recipient is and remains Recipient’s responsibility and that Company and/or its Affiliates (1) make no representations or undertakings regarding the treatment of any tax-related items in connection with any aspect of the SU grant, including the grant or vesting of the SU, the subsequent sale of shares of Common Stock and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the SU to reduce or eliminate Recipient’s liability for tax-related items.

5.	Dividend Equivalents. If a cash dividend is paid with respect to shares of Common Stock, Recipient shall be credited with additional SUs as dividend equivalent payments (“Dividend SUs”) on unissued SUs which will be earned upon the vesting of the SUs on which the Dividend SUs were credited, and paid out upon issuance of the Common Stock represented by the SUs on which the Dividend SUs were credited. Any credited Dividend SUs will be included in future calculations of unissued SUs that are eligible to receive additional SUs as dividend equivalent payments in connection with subsequent cash dividend payments. Dividend SUs shall be paid at the Company’s option in additional shares of Common Stock at the time of issuance or cash, except that any fractional Dividend SUs shall be paid in cash.

6.	Nature of Grant. In accepting the grant, Recipient acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)	the grant of the SU is voluntary and occasional and does not create any contractual or other right to receive future grants of SUs, or benefits in lieu of SUs, even if SUs have been granted repeatedly in the past, and all decisions with respect to future SU grants, if any, will be at the sole discretion of the Company;

(c)	Recipient’s participation in the Plan shall not create a right to Continued Service with the Company or an Affiliate and shall not interfere with the ability the Company or an Affiliate to terminate Recipient’s service relationship at any time with or without cause;

(d)	Recipient is voluntarily participating in the Plan;

(e)	the SU is an extraordinary benefit and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or an Affiliate;

(f)	the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty, and if Recipient vests in the SU and obtains shares of Common Stock, the value of those shares may increase or decrease in value; and

(g)	in consideration of the grant of the SU, no claim or entitlement to compensation or damages shall arise from termination of the SU or diminution in value of the SU or shares of Common Stock acquired through vesting of the SU resulting from termination of Recipient’s Continuous Service by the Company or an Affiliate (for any reason whatsoever) and Recipient irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

7.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the SU and participation in the Plan or future SUs that may be granted under the Plan by electronic means or to request Recipient consent to participate in the Plan by electronic means. Recipient hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

8.	Taxable Event. The Recipient acknowledges that the issuance of the SU shares will have significant tax consequences to the Recipient and Recipient is hereby advised to consult with Recipient’s own tax advisors concerning such tax consequences. A general description of the U.S. federal income tax consequences related to Stock Unit awards is set forth in the Plan Prospectus.

9.

Amendment. This Agreement may be amended only by a writing executed by the Company and Recipient which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to Recipient, and provided that no such amendment adversely affecting Recipient’s rights hereunder may be made without

Recipient’s written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to Recipient, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

10.	Miscellaneous.

(a)	The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)	Recipient agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

(c)	Recipient acknowledges that the SU award granted to Recipient under the Plan, and its underlying shares of Common Stock, are subject to all general Company policies as amended from time to time, including the Company’s insider trading policies.

11.	Severability. The provisions of this Agreement shall be deemed to be severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is held to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severed, and in lieu thereof there shall automatically be added as part of this Agreement a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

12.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law.

13.	Irrevocable Arbitration of Disputes.

(a)	You and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b)	You and the Company agree that the arbitrator shall have the authority to issue provisional relief. You and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c)	Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d)	The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e)	The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure section 1286, et seq.

(f)	It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one (1) deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g)	The provisions of this Section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 13 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

(Company)	(Recipient)

14.	Data Privacy. Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Recipient’s participation in the Plan.

Recipient understands that the Company and its Affiliates may hold certain personal information about Recipient, including, but not limited to, Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all SUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Recipient understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these Data recipients may be located in Recipient’s country or elsewhere, and that the Data recipients’ country may have different data privacy laws and protections than Recipient’s country. Recipient understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Recipient may elect to deposit any SUs or shares of Common Stock. Recipient understands that Data will be held only as long as is necessary to implement, administer and manage Recipient’s participation in the Plan. Recipient understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost, by contacting in writing the local human resources representative. Recipient understands, however, that refusing or withdrawing consent may affect Recipient’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Recipient understands that he or she may contact the local human resources representative.

IN WITNESS WHEREOF, the Company and Recipient have executed this Agreement effective as of the Effective Grant Date.

CALLAWAY GOLF COMPANY		RECIPIENT

By:
	Samuel H. Armacost	George Fellows
Chair of Compensation and Management Succession Committee

EXHIBIT A

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a)	Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b)	Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c)	Consummation by the Company of the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(i)

a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or

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otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(ii)	a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d)	Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of the Company.

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